UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 23, 2011

OM GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12515	52-1736882
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

127 Public Square, 1500 Key Tower, Cleveland, Ohio	44114-1221

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 781-0083
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 23, 2011, the Board of Directors (the “Board”) of OM Group, Inc. (the “Company”) adopted the OM Group, Inc. Executive Severance Plan (the “Severance Plan”), which will become effective on May 31, 2011. The Board, following the recommendation of the Compensation Committee, has determined that it is in the best interests of the Company to have an overarching severance policy, rather than individual severance agreements with executive officers. This Severance Plan also will provide the Compensation Committee with greater flexibility to modify terms and policies related to severance benefits. In addition, the Board and the Company’s Chief Executive Officer, Mr. Scaminace, agreed earlier this year that his employment agreement, which contains severance terms and benefits, will not be renewed when it expires at the end of this month. This Severance Plan will provide severance benefits to Mr. Scaminace as well to Messrs. Haber, Dunmead, Griffith and Johnson and Ms. Sachs, each of whom currently has a severance agreement with the Company. Those severance agreements will expire on December 31, 2011, at which time the executive officers will be covered by the Severance Plan, unless such executive voluntarily elects to terminate his or her severance agreement early and participate in the Severance Plan.
     The Severance Plan provides severance benefits for certain executive officers of the Company and its subsidiaries designated by the Compensation Committee of the Board (each, a “participant”). A participant is entitled to benefits under the Severance Plan, if the participant is not otherwise eligible to receive payments and benefits under a change in control agreement, upon the occurrence of the following events: the involuntary termination of employment by the Company without cause (as such term is defined in the Severance Plan, and except due to death or disability), the voluntary termination of employment for good reason (as such term is defined in the Severance Plan) and, for the CEO, termination due to death or disability. Severance benefits are provided in the event of a divestiture of a business unit or outsourcing of a business activity under limited circumstances. Participation under the Severance Plan precludes participation in any other severance plan, program, agreement or arrangement maintained by the Company. Under the Severance Plan, the Board or the Compensation Committee of the Board has the discretion to amend or terminate a participant’s potential severance pay and benefits, subject to notice to such participant.
     The Severance Plan provides that a participant will be entitled to receive the following payments and benefits:
•	Single lump sum cash payment, payable on the 60th day following the severance date, in an amount equal to the sum of: (a) two times base salary in the case of the CEO and one and a half times base salary for participants other than the CEO and (b) two times the annual bonus amount (defined as the average actual annual cash bonus for the three most recently completed fiscal years) in the case of the CEO and one and a half times the annual bonus for participants other than the CEO;

•	Pro rata bonus for any participant who incurs a severance more than 90 days after the start of a fiscal year;

•	Health benefits for 24 months after severance in the case of the CEO and 18 months for participants other than the CEO, subject to re-employment limitations;

•	Outstanding and vested stock options will remain exercisable for three months after severance or until the expiration date of those options, whichever is earlier; and

•	Reimbursement for outplacement services for a period of 12 months immediately following severance, or if earlier, until the first acceptance by the participant of an offer of employment; reimbursements are limited to $25,000 in the case of the CEO and $10,000 for outplacement services for participants other than the CEO.
     In order to receive benefits under the Severance Plan, the participant must satisfy the following conditions:
•	Execute, and not revoke, an effective general waiver and release of claims in favor of the Company, its subsidiaries and affiliates within 60 days of severance;

•	agree to return all confidential information related to the Company;

•	agree to not solicit customers or employees of the Company for two years following severance in the case of the CEO and 18 months for participants other than the CEO; and

•	agree to not compete with the Company for two years following severance in the case of the CEO and 18 months for participants other than the CEO.
     The foregoing summary of the Severance Plan is qualified in its entirety by reference to the complete text of the Severance Plan, which is filed as Exhibit 10.1 hereto.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	OM Group, Inc. Executive Severance Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OM GROUP, INC.
Date: May 27, 2011	By:	/s/ Valerie Gentile Sachs
		Name:	Valerie Gentile Sachs
		Title:	Title: Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	OM Group, Inc. Executive Severance Plan